EXHIBIT 10.1

Description of the Non-Employee Director Compensation Program

Under the Director Compensation Program for non-employee directors (the “Director Compensation Program”) of Embarq Corporation (“Embarq”), non-employee directors will be paid (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each meeting of the Board of Directors (the “Board”)(or any meeting of a Board committee on which a non-employee director is a member or an invited guest) which the eligible director personally attends, and $750 for each such meeting in which the eligible director participates by telephone. The Chair of the Board’s Audit Committee will receive an additional annual retainer of $15,000 in recognition of such service and the Chair of any other Board committee (including special committees) will receive an additional annual retainer of $10,000 in recognition of such service. The Board’s Lead Independent Director will also receive an additional annual retainer of $20,000. All cash compensation will be paid quarterly and all retainers will be prorated for the period of service provided during the quarter.

In addition to the foregoing cash compensation, the Director Compensation Program provides for each non-employee director to receive:

•	in connection with the initial election to the Board, a grant of $150,000 in restricted stock units of Embarq (“Embarq RSUs”), vesting in full upon the third regular annual meeting of Embarq’s stockholders following the date of grant of such Embarq RSUs and with prorated acceleration of vesting in the event of a change in control, death, disability, retirement, or involuntary separation from the Board; and

•	on or about the date of each annual meeting of Embarq’s stockholders, a grant of $75,000 in Embarq RSUs, which vest in full upon the first annual stockholders’ meeting following the grant. With respect to this annual grant of Embarq RSUs, vesting will also be accelerated in full in the event of a change in control, death, disability, retirement, or involuntary separation from the Board.

The Director Compensation Program will remain in effect until changed by the Board.

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